Exhibit 25(2)(j)

                          CUSTODIAN SERVICES AGREEMENT

      THIS AGREEMENT is made as of _____________, 2005 by and between PFPC TRUST COMPANY, a limited purpose trust company incorporated under the laws of Delaware
("PFPC Trust"), and MULTI-STRATEGY HEDGE ADVANTAGE, a Delaware statutory trust (the "Investment Fund").

                              W I T N E S S E T H:

      WHEREAS,   the   Investment   Fund   is   registered   as  a   closed-end,
non-diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the Investment Fund wishes to retain PFPC Trust to provide custodian services, and PFPC Trust wishes to furnish custodian services, either directly or through an affiliate or affiliates, as more fully described herein.

      NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.    Definitions. As Used in This Agreement:

            (a)   "1933 Act" means the Securities Act of 1933, as amended.

            (b) "1934 Act" means the Securities Exchange Act of 1934, as amended.

            (c) "1940 Act" means the Investment Company Act of 1940, as amended.

            (d) "Authorized Person" means any officer of the Investment Fund or its investment adviser, Merrill Lynch Investment Managers, LLC (the "Adviser") and any other person duly authorized by the Investment Fund or the Adviser to give Oral Instructions and Written Instructions with respect to the Investment Fund. An



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                  Authorized  Person's  scope of  authority  may be  limited  by setting forth such limitation in a written document signed by both parties hereto.

            (e) "Board of Trustees" means the board of trustees of the Investment Fund.

            (f) "Book-Entry System" means the Federal Reserve Treasury book-entry system for United States and federal agency securities, its successor or successors, and its nominee or nominees and any book-entry system registered with the SEC under the 1934 Act.

            (g)   "CEA" means the  Commodities  Exchange  Act,  as amended.

            (h) "Shares" mean the shares of beneficial interest of any class of the

            (i) "Declaration of Trust" means the Declaration of Trust of the Investment Fund dated May 25, 2005, as amended from time to time.

            (j)   "Shareholders" shall have the same meaning as set forth in the
                  Investment   Fund's    Declaration   of   Trust.

            (k) "Oral Instructions" mean oral instructions received by PFPC Trust from an Authorized Person Instructions PFPC Trust receives from an Authorized Person via electronic mail shall be considered as Oral Instructions.

            (l) "Organizational Documents" means, (a) in the case of the Investment Fund, the Declaration of Trust, By-Laws of the Investment Fund and/or other documents constituting that Investment Fund; and (b) in the case of the Adviser, the operating agreement, Limited Liability Agreement or other documents constituting the Adviser.

            (m) "PFPC Trust" means PFPC Trust Company or a subsidiary or affiliate of PFPC Trust Company.



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            (n)   "Property" means:

                  (i) any and all securities and other investment items which the Investment Fund may from time to time deposit, or cause to be deposited, with PFPC Trust or which PFPC Trust may from time to time hold for the Investment Fund;

                  (ii) all income in respect of any of such securities or other investment items;

                  (iii) all  proceeds of the sale of any of such  securities  or investment items; and

                  (iv) all proceeds of the sale of securities issued by the Investment Fund, which are received by PFPC Trust from time to time, from or on behalf of the Investment Fund.

            (o)   "SEC" means the Securities and Exchange Commission.

            (p) "Securities Laws" mean the 1933 Act, the 1934 Act, the 1940 Act and the CEA and the respective rules and regulations promulgated under such acts.

            (q) "Written Instructions" mean (i) written instructions signed by two Authorized Persons and received by PFPC Trust or (ii) trade instructions transmitted by means of an electronic transaction reporting system which requires the use of a password or other authorized identifier in order to gain access. The instructions may be delivered by hand, mail or facsimile sending device.

2. Appointment. The Investment Fund hereby appoints PFPC Trust to provide custodian services to the Investment Fund as set forth herein and PFPC Trust accepts such appointment and agrees to furnish such services.

3. Compliance with Laws. PFPC Trust undertakes to comply with material applicable requirements of the Securities Laws, including without limitation Section 17(f) of the 1940 Act and the rules thereunder, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC Trust hereunder as are specified in writing by the Investment Fund or the Adviser to PFPC



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      Trust and agreed to in writing by PFPC Trust.  Except as specifically  set forth herein, PFPC Trust assumes no responsibility for such compliance by the Adviser or the Investment Fund with such laws.

4.    Instructions.

      (a) Unless otherwise provided in this Agreement, PFPC Trust shall act only upon Oral Instructions or Written Instructions.

      (b) PFPC Trust shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed in good faith by PFPC Trust to be an Authorized Person) pursuant to this Agreement. PFPC Trust may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of the Organizational Documents of the Investment Fund or this Agreement or of any vote, resolution or proceeding of the Investment Fund's Board of Trustees or Shareholders (referred to herein as "Shareholders"), as the case may be, unless and until PFPC Trust receives Written Instructions to the contrary.

      (c) The Investment Fund agrees to forward to PFPC Trust Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC Trust or its affiliates) so that PFPC Trust receives the Written Instructions as promptly as practicable and in any event by the close of business on the day after such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC Trust or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral
            Instructions  or  PFPC  Trust's  ability  to  rely  upon  such  Oral



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            Instructions,  provided that any action (or in action) by PFPC Trust based on such Oral Instructions was performed (or omitted) prior to receiving conflicting Written Instructions. Without prejudice to the foregoing, where PFPC Trust is aware of a material discrepancy between Oral Instructions and confirming Written Instructions, PFPC Trust shall promptly notify the Investment Fund of such discrepancy. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, PFPC Trust shall incur no liability to the Investment Fund in acting upon such Oral Instructions or Written Instructions provided that PFPC Trust's actions comply with the other provisions of this Agreement.

5.    Right to Receive Advice.

      (a) Advice of the Investment Fund or the Adviser. If PFPC Trust is in doubt as to any action it should or should not take, PFPC Trust may request directions or advice, including Oral Instructions or Written Instructions, from the Investment Fund or the Adviser acting in its capacity as Investment Advisor to the Investment Fund.

      (b) Advice of Counsel. If PFPC Trust shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC Trust may at its own cost, request advice from counsel of its own choosing (who may be counsel for the Investment Fund, the Adviser or PFPC Trust, at the option of PFPC Trust).

      (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC Trust receives from the Investment Fund, and the advice it receives from counsel, PFPC Trust may in good faith, rely



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            upon and follow  the advice of  counsel,  provided  that  reasonable prior written notice has been given to the Investment Fund. The Investment Fund shall, upon receipt of such notice, promptly and timely notify PFPC Trust in writing of its agreement or disagreement to any actions or any omissions to act PFPC Trust proposes to take pursuant to counsel's advice. In the event where the Investment Fund has timely notified PFPC Trust in writing of its disagreement, PFPC Trust and the Investment Fund shall consult with each other in good faith to reach agreement on the actions or omissions that are the subject of the Investment Fund's objection. In the event where, after such consultations, PFPC Trust and the Investment Fund are unable to agree on the actions or omissions in question, PFPC Trust shall consult independent counsel reasonably acceptable to the Investment Fund, and may follow and rely upon the advice of such independent counsel

      (d) Protection of PFPC Trust. PFPC Trust shall be protected in any action it takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions it receives from the Investment Fund or from counsel if taken in accordance with the provision of Section 5(c) hereof, and which PFPC Trust reasonably believes to be consistent with those directions or advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC Trust to seek such Oral Instructions or Written Instructions, unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC Trust's properly taking or not taking such action. Nothing in this Section shall relieve PFPC Trust of any liability



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            arising out of its willful  misfeasance,  bad faith,  negligence  or reckless disregard in the performance of its duties hereunder.

6. Records; Visits. The books and records pertaining to the Investment Fund which are in the possession or under the control of PFPC Trust, shall be the property of the Investment Fund. Such books and records shall be prepared and maintained as required by the Securities Laws, including without limitation the 1940 Act, and any other applicable securities laws, rules and regulations. The Investment Fund, its counsel, auditors and such employees of the Adviser or other units of the Adviser as the Investment Fund indicates in writing to PFPC Trust, are authorized by the Investment Fund to have access to such books and records at all times during PFPC Trust's normal business hours. Upon the reasonable request of the Investment Fund, copies of any such books and records shall be provided by PFPC Trust to the Investment Fund or to an at the Investment Fund's or a third party's expense.

7.    Confidentiality.  Each  party  shall  keep  confidential  any  information relating to the other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Adviser, the Investment Fund or PFPC Trust, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense



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      that its confidentiality  affords the Adviser, the Investment Fund or PFPC
      Trust a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or
      copyrightable;    and   (d)   anything    designated   as    confidential.
      Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if: (a) it is already lawfully known to the receiving party at the time it is obtained; (b) it is or becomes publicly known or available through no wrongful act of the receiving party; (c) it is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d)
      it  is  released  by  the  protected   party  to  a  third  party  without
      restriction; (e) it is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted); (f) release of such information by PFPC Trust is necessary in connection with the provision of services under this Agreement, provided that the party receiving such information is required by PFPC to keep such information confidential; (g) it is relevant to the defense of any claim or cause of action asserted against the receiving party; or (h) it has been or is independently developed or obtained by the receiving party.

8. Cooperation with Accountants. PFPC Trust shall cooperate with the Investment Fund's independent registered public accountants and shall take all reasonable action to make any requested information available to such accountants as reasonably requested by the Investment Fund.



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9.    PFPC Trust  System.  PFPC Trust shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries,
      patentable  or  copyrightable  matters,  concepts,   expertise,   patents,
      copyrights, trade secrets, and other related legal rights utilized by PFPC Trust in connection with the services provided by PFPC Trust to the Investment Fund to the extent PFPC Trust had lawful title to such items prior to the date of this Agreement or subsequently attains such title.

10.   Disaster Recovery.

      (a) PFPC Trust shall maintain in a separate and safe place additional copies of all records required to be maintained pursuant to this Agreement or additional tapes, disks or other sources of information necessary to reproduce all such records.

      (b) PFPC Trust shall maintain a disaster recovery back-up facility available for its use in providing the services required hereunder in the event PFPC Trust is not able to process the necessary work at its principal facility. PFPC Trust shall, from time to time, upon request from the Investment Fund provide written evidence and details of its arrangement with respect to such back-up facility. PFPC Trust further agrees to provide the Investment Fund from time to time on reasonable request with a copy of its disaster recovery and contingency plans and to make its staff available to discuss such plans on reasonable request. Nothing in this Section shall relieve PFPC Trust of any liability that it might otherwise have under this Agreement that arise out of its willful misfeasance, bad faith, negligence or reckless disregard in the performance of its duties hereunder.


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      (c)   PFPC Trust shall employ a commercially  reasonable  virus  detection
            software   program  to  test  the  on-site   hardware  and  software
            applications utilized by PFPC Trust to deliver the services required hereunder to determine that such hardware and software does not contain any computer code designed to disrupt, disable, harm, or otherwise impede operation.

11. Compensation. As compensation for custody services rendered by PFPC Trust during the term of this Agreement, the Investment Fund will pay to PFPC Trust a fee or fees as may be agreed to in writing from time to time by the Investment Fund and PFPC Trust. The Investment Fund acknowledges that PFPC Trust may receive float benefits in connection with maintaining certain accounts required to provide services under this Agreement.

12.   Indemnification.

      (a) The Investment Fund agrees to indemnify and hold harmless PFPC Trust and its affiliates from all taxes (other than for taxes based on PFPC Trust's net income and other similar taxes), charges, reasonable expenses, assessments, claims and liabilities (including, without limitation, reasonably attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) (collectively, "Losses") arising from any action or omission to act which PFPC Trust or an affiliate takes in connection with the provision of services hereunder to the Investment Fund, except that neither PFPC Trust, nor any of its affiliates, shall be indemnified against any Losses to the extent caused by PFPC Trust's or its affiliates' own willful


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            misfeasance,  bad faith,  negligence  or reckless  disregard  of its duties and obligations under this Agreement.

      (b) PFPC Trust agrees to indemnify and hold harmless the Investment Fund from all Losses arising from any action or omission which PFPC Trust or an affiliate takes in connection with the provision of services hereunder to the Investment Fund, to the extent caused by an action or omission that is negligent, is made in bad faith, or constitutes willful misfeasance or reckless disregard of PFPC Trust's duties under this Agreement.

      (c) If any party hereto (the "Indemnified Party") shall seek indemnification from any other party (the "Indemnifying Party") in respect of a claim or liability asserted by a third party, the Indemnified Party shall give written notice thereof to the Indemnifying Party promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the Indemnifying Party from such liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Such notice shall summarize the basis for the claim for indemnification and any claim or liability being asserted by the third party. Within 15 days after receiving such notice the Indemnifying Party shall give written notice to the Indemnified Party stating whether it disputes the claim for indemnification and whether it will defend against the third party claim or liability at its own cost and expense. If the Indemnifying Party fails to give notice that it disputes an indemnification claim within 15 days after receipt of notice thereof (or fails to seek a reasonable extension of its time to reply), it shall be deemed to have accepted and agreed to the claim. The Indemnifying Party shall be entitled to



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            direct the defense  against the third party claim or liability  with counsel selected by it (subject to the consent of the Indemnified Party, which consent shall not be unreasonably withheld) as long as the Indemnifying Party is conducting a good faith and diligent defense. The Indemnified Party shall at all times have the right to participate in the defense of a third party claim or liability at its own expense directly or through counsel. If no such notice of intent to dispute and defend a third party claim or liability is given by the Indemnifying Party, or if such good faith and diligent defense is not being or ceases to be conducted by the Indemnifying Party, the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to undertake the defense of such claim or liability (with counsel selected by the Indemnified Party), and to compromise or settle it, exercising reasonable business judgment. Except as otherwise provided in the immediately preceding sentence, neither the Indemnified Party nor the Indemnifying Party shall settle or confess any claim or make any compromise in any case in which the Indemnifying Party will be asked to indemnify the Indemnified Party, except with prior written consent of both parties. The Indemnified Party shall at all times make available such information and assistance as the Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense, at the expense of the Indemnifying Party.

13.   Responsibility of PFPC Trust.

      (a) PFPC Trust shall be under no duty to take any action hereunder on behalf of the Investment Fund or the Adviser except as specifically set forth herein or as may



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            be specifically agreed to by PFPC Trust and the Investment Fund in a written amendment hereto. PFPC Trust shall be obligated to exercise the degree of care and diligence expected of a professional custodian of an investment company regulated under the 1940 Act in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC Trust shall be liable only for any damages, losses or reasonable expenses arising out of the failure of PFPC Trust or any of its affiliates to perform its duties under this Agreement to the extent such damages arise out of PFPC Trust's or any affiliate's willful misfeasance, bad faith, negligence or reckless disregard of such duties.

      (b) Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) PFPC Trust shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) PFPC Trust shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PFPC Trust reasonably believes to be genuine.



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      (c)   Notwithstanding anything in this Agreement to the contrary,  neither
            party   hereto   nor  its   affiliates   shall  be  liable  for  any
            consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by them.

      (d) Each party shall have a duty to mitigate damages for which the other party may become responsible.

      (e) Notwithstanding anything in this Agreement to the contrary (other than as specifically provided in Section 14(h)(ii)(B)(4) and Section 14 (h)(iii)(A) of this Agreement), the Investment Fund shall be responsible for all filings, tax returns and reports on any transactions undertaken pursuant to this Agreement, or in respect of the Property or any collections undertaken pursuant to this Agreement, which may be requested by any relevant authority. In addition, the Investment Fund shall be responsible for the payment of all taxes and similar items (including without limitation penalties and interest related thereto).

14.   Description of Services.

      (a) Delivery of the Property. The Investment Fund will deliver or arrange for delivery to PFPC Trust, all the Property owned by the Investment Fund, including cash received as a result of the distribution of Shares, during the term of this Agreement. PFPC Trust will not be responsible for any Property until actual receipt.

      (b) Receipt and Disbursement of Money. PFPC Trust, acting upon Written Instructions, shall open and maintain a separate account for the Investment Fund



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            (the "Account") and shall maintain in the Account all cash and other assets received from or for the Investment Fund. PFPC Trust shall make cash payments from or for the Account of the Investment Fund only for:

            (i) purchases of Property in the name of the Investment Fund, PFPC Trust, PFPC Trust's nominee or a sub-custodian or nominee thereof as provided in sub-section (j) and for which PFPC Trust has received a copy of the broker's or dealer's confirmation or payee's invoice, as appropriate;

            (ii)   the repurchase of Shares of the Investment Fund;

            (iii) payment of, subject to Written Instructions, interest, taxes (provided that tax which PFPC Trust considers is required to be deducted or withheld "at source" will be governed by
                   Section 14(h)(iii)(B) of this Agreement), administration, accounting, distribution, advisory and management fees which are to be borne by the Investment Fund;

            (iv) payment to, subject to receipt of Written Instructions, the Investment Fund's transfer agent, as agent for the Shareholders, of an amount equal to the amount of dividends and distributions stated in the Written Instructions to be distributed in cash by the transfer agent to Shareholders, or, in lieu of paying the Investment Fund's transfer agent, PFPC Trust may arrange for the direct payment of cash dividends and distributions to Shareholders in accordance with procedures mutually agreed upon from time to time by and among the Investment Fund, PFPC Trust and the Investment Fund's transfer agent;

            (v) payments, upon receipt of Written Instructions, in connection with the conversion, exchange or surrender of Property owned or subscribed to by the Investment Fund and held by or delivered to PFPC Trust;

            (vi) payments of the amounts of dividends received with respect to securities sold short;

            (vii)  payments to PFPC Trust for its services hereunder;

            (viii) payments  made to a  sub-custodian  pursuant to provisions in sub-section (c) of this Section; and

            (ix)   other payments, upon Written Instructions.

            PFPC Trust is hereby authorized to endorse and collect all checks, drafts or other orders for the payment of money received as custodian for the Accounts.

      (c)   Receipt of Securities; Subcustodians.

            (i) PFPC Trust (in accordance with Rule 17f-1 under the 1940 Act) shall hold all Property received by it for the Accounts in a separate account that physically segregates such Property from that of any other person, firm or corporation, except for securities held in a Book-Entry System or through a sub-custodian or depository. All such Property shall be held or disposed of only upon Written Instructions or otherwise pursuant to the terms of this Agreement. PFPC Trust shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of any such Property, except upon the express terms of this Agreement or upon Written Instructions authorizing the transaction. In no case may any Shareholder, or any officer, employee or agent of the Investment Fund withdraw any Property.

            (ii) At PFPC Trust's own expense and for its own convenience, PFPC Trust may, in accordance with applicable Securities Laws, enter into sub-custodian agreements with other banks or trust companies to perform duties described in this sub-section (c) with respect to domestic assets. Such bank or trust company shall have aggregate capital, surplus and undivided profits, according to its last published report, of at least one million dollars ($1,000,000), if it is a subsidiary or affiliate of PFPC Trust, or at least twenty million dollars ($20,000,000) if such bank or trust company is not a subsidiary or affiliate of PFPC Trust. In addition, such bank or trust company must be qualified to act as custodian and agree to comply with the relevant provisions of applicable Securities Laws, rules and regulations. Any such arrangement will not be entered into without prior written notice to the Investment Fund (or as otherwise provided in the 1940 Act).

            (iii) In addition,  PFPC Trust may, in accordance  with the 1940 Act and the rules and regulations thereunder, enter into arrangements with sub-custodians with respect to services regarding foreign assets. Any such arrangement will not be entered into without prior written notice to the Investment Fund (or as otherwise provided in the 1940 Act).

            (iv) PFPC Trust shall remain responsible for the acts and omissions of any sub-custodian chosen by PFPC Trust under the terms of this sub-section (c) to the same extent that PFPC Trust is responsible for its own acts and omissions under this Agreement.

      (d)   Transactions   Requiring   Instructions.   Upon   receipt   of  Oral
            Instructions or Written Instructions and not otherwise, PFPC Trust shall:

            (i) deliver any Property held for the Investment Fund against the receipt of payment for the sale of such Property or otherwise in accordance with standard market practice;

            (ii) execute and deliver to such persons as may be designated in such Oral Instructions or Written Instructions, proxies, consents, authorizations, and any other instruments whereby the authority of the Investment Fund as owner of any securities may be exercised;

            (iii) deliver any Property to the issuer thereof, or its agent, when such Property is called, redeemed, retired or otherwise becomes payable at the option of the holder; provided that, in any such case, the cash or other consideration is to be delivered to PFPC Trust for deposit in the Account;

            (iv)   deliver any  Property  held for the  Investment  Fund against receipt of other Property or cash issued or paid in connection with the liquidation, reorganization, refinancing, tender offer, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

            (v) deliver any Property held for the Investment Fund to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

            (vi) make such transfer or exchanges of the assets of the Investment Fund and take such other steps as shall be stated in said Oral Instructions or Written Instructions to be for the purpose of effectuating a duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Investment Fund;

            (vii) release Property belonging to the Investment Fund to any bank or trust company for the purpose of a pledge or hypothecation to secure any loan incurred by the Investment Fund; provided, however, that Property shall be released only upon payment to PFPC Trust of the monies borrowed, except that in cases where additional collateral is required to secure a borrowing already made subject to proper prior authorization, further Property may be released for that purpose; and repay such loan upon redelivery to it of the Property pledged or hypothecated therefor and upon surrender of the note or notes evidencing the loan;

            (viii) release and deliver  Property owned by the Investment Fund in connection with any repurchase agreement entered into by the Investment Fund, but only on receipt of payment therefor; and pay out monies of the Investment Fund in connection with such repurchase agreements, but only upon the delivery of the Property;

            (ix) release and deliver or exchange Property owned by the Investment Fund in connection with any conversion of such Property, pursuant to its terms, into other Property;

            (x) release and deliver Property to a broker in connection with the broker's custody of margin collateral relating to futures and options transactions;

            (xi) release and deliver Property owned by the Investment Fund for the purpose of redeeming in kind Shares of the Investment Fund upon delivery thereof to PFPC Trust; and

            (xii) release and deliver or exchange Property owned by the Investment Fund for other purposes.

                   PFPC Trust must also receive a certified resolution describing the nature of the corporate purpose and the name and address of the person(s) to whom delivery shall be made when such action is pursuant to sub-paragraph (d)(xii) of this Section.

      (e) Use of Book-Entry System or Other Depository. PFPC Trust will deposit in Book-Entry Systems and other depositories all Property belonging to the Investment Fund eligible for deposit therein and will utilize Book-Entry Systems and other depositories to the extent possible in connection with settlements of purchases and sales of Property by the Investment Fund, and deliveries and returns of Property loaned, subject to repurchase agreements or used as collateral in connection with borrowings. PFPC Trust shall continue to perform such duties until it receives Written Instructions or Oral Instructions authorizing contrary actions. Notwithstanding anything in this Agreement to the contrary, PFPC Trust's use of a Book-entry System shall comply with the requirements of Rule 17f-4 under the 1940 Act. PFPC Trust shall administer a Book-Entry System or other depository as follows:

            (i) With respect to eligible Property of the Investment Fund which is maintained in a Book-Entry System or another depository, the records of PFPC Trust shall identify by book-entry or otherwise that Property as belonging to the Investment Fund.

            (ii) Eligible Property of the Investment Fund deposited in a Book-Entry System or another depository will (to the extent consistent with applicable law and standard practice) at all times be segregated from any assets and cash controlled by PFPC Trust in other than a fiduciary or custodian capacity but may be commingled with other assets held in such capacities, to the extent permitted by the 1940 Act and the rules thereunder.

            PFPC Trust will provide the Investment Fund with such reports on its own system of internal control as the Investment Fund may reasonably request from time to time.

      (f) Registration of Securities. All Property held for the Investment Fund which is issued or issuable only in bearer form, except such securities maintained in the Book-Entry System or in another depository, shall be held by PFPC Trust in bearer form; all other Property maintained for the Investment Fund may be registered in the name of the Investment Fund, PFPC Trust, a Book-Entry System, another depository, a sub-custodian, or any duly appointed nominee of the Investment Fund, PFPC Trust, Book-Entry System, depository or sub-custodian. The Investment Fund reserves the right to instruct PFPC Trust as to the method of registration and safekeeping of the Property of the Investment Fund. The Investment Fund agrees to furnish to PFPC Trust appropriate instruments to enable PFPC Trust to maintain or deliver in proper form for transfer, or to register in the name of its nominee or in the name of the Book-Entry System or in the name of another appropriate entity, any Property which it may maintain for the Account. With respect to uncertificated Property which is registered in the name of the Investment Fund (or a nominee thereof), PFPC Trust will reflect such securities on its records based upon the holdings information provided to it by the issuer of such securities, but notwithstanding anything in this Agreement to the contrary  PFPC  Trust  shall  not  be  obligated  to  safekeep  such securities or to perform other duties with respect to such securities other than to make payment for the purchase of such securities upon receipt of Oral or Written Instructions, accept in sale proceeds received by PFPC Trust upon the sale of such securities of which PFPC Trust is informed pursuant to Oral or Written Instructions, and accept in other distributions received by PFPC Trust with respect to such securities or reflect on its records any reinvested distributions with respect to such securities of which it is informed by the issuer of the securities.

      (g) Voting and Other Action. Neither PFPC Trust nor its nominee shall vote any of the securities held pursuant to this Agreement by or for the account of the Investment Fund, except in accordance with Written Instructions. PFPC Trust, directly or through the use of another entity, shall execute in blank and promptly deliver all notices, proxies and proxy soliciting materials received by PFPC Trust as custodian of the Property to the registered holder of such securities. If the registered holder is not the Investment Fund, then Written Instructions or Oral Instructions must designate the person who owns such securities.

      (h) Transactions Not Requiring Instructions. Notwithstanding anything in this Agreement requiring instructions in order to take a particular action, in the absence of a contrary Written Instruction, PFPC Trust is authorized to take the following actions without the need for instructions:

            (i)   Collection of Income and Other Payments.

                  (A) collect and receive for the account of the Investment Fund, all income, dividends, distributions, coupons, option premiums, other payments and similar items, included or to be included in the Property, and, in addition, promptly advise the Investment Fund of such receipt and credit such income to the Investment Fund's custodian account;

                  (B) endorse and deposit for collection, in the name of the Investment Fund, checks, drafts, or other orders for the payment of money;

                  (C) receive and hold for the account of the Investment Fund all Property received as a distribution on the Investment Fund's Property as a result of a stock dividend, share split-up or reorganization, recapitalization, readjustment or other rearrangement or distribution of rights or similar securities issued with respect to any Property belonging to the Investment Fund and held by PFPC Trust hereunder;

                  (D) present for payment and collect the amount payable upon all Property which may mature or be called, redeemed, retired, or otherwise become payable (on a mandatory basis) on the date such Property becomes payable; and

                  (E) take any action which may be necessary and proper in connection with the collection and receipt of such income and other payments and the endorsement for collection of checks, drafts, and other negotiable instruments.

            (ii)  Miscellaneous Transactions.

                  (A) PFPC Trust is authorized to deliver or cause to be delivered Property against payment or other consideration or written receipt therefor in the following cases:

                        (1) for examination by a broker or dealer selling for the account of the Investment Fund in accordance with street delivery custom;

                        (2) for the exchange of interim receipts or temporary securities for definitive securities; and

                        (3) for transfer of Property into the name of the Investment Fund or PFPC Trust or a sub-custodian or a nominee of one of the foregoing, or for exchange of securities for a different number of bonds, certificates, or other evidence, representing the same aggregate face amount or number of units bearing the same interest rate, maturity date and call provisions, if any;
                              provided that, in any such case, the new securities are to be delivered to PFPC Trust.

                  (B)   PFPC Trust shall:

                        (1) pay all income items held by it which call for payment upon presentation and hold the cash received by it upon such payment for the account of the Investment Fund;

                        (2) collect interest and cash dividends received, with notice to the Investment Fund, to the account of the Investment Fund;

                        (3) hold for the account of the Investment Fund all stock dividends, rights and similar Property issued with respect to any securities held by PFPC Trust; and

                        (4) subject to receipt of such documentation and information as PFPC Trust may request, execute as agent on behalf of the Investment Fund all necessary ownership certificates required by a national governmental taxing authority or under the laws of any U.S. state now or hereafter in effect, inserting the Investment Fund's name on such certificate as the owner of the securities covered thereby, to the extent it may lawfully do so.

            (iii) Other Matters.

                  (A) subject to receipt of such documentation and information as PFPC Trust may request, PFPC Trust will, in such jurisdictions as PFPC Trust may agree from time to time, seek to reclaim or obtain a reduction with respect to any withholdings or other taxes relating to assets maintained hereunder (provided that PFPC Trust will not be liable for failure to obtain any particular relief in a particular jurisdiction); and

                  (B) PFPC Trust is authorized to deduct or withhold any sum in respect of tax which PFPC Trust considers is required to be deducted or withheld "at source" by any relevant law or practice.

      (i)   Segregated Accounts.

            (i) PFPC Trust shall upon receipt of Written Instructions or Oral Instructions establish and maintain segregated accounts on its records for and on behalf of the Investment Fund. Such accounts may be used to transfer cash and Property, including securities in a Book-Entry System or other depository:

                  (A) for the purposes of compliance by the Investment Fund with the procedures required by a securities or option exchange, providing such procedures comply with the 1940 Act and any releases of the

                        SEC relating to the maintenance of segregated accounts by registered investment companies; and

                  (B)   upon   receipt  of  Written   Instructions,   for  other
                        purposes.

            (ii) PFPC Trust shall arrange for the establishment of IRA custodian accounts for such Shareholders holding Shares through IRA accounts, in accordance with the Investment Fund's prospectuses, the Internal Revenue Code of 1986, as amended (including regulations promulgated thereunder), and with such other procedures as are mutually agreed upon from time to time by and among the Investment Fund, PFPC Trust and the Investment Fund's transfer agent.

      (j)   Purchases  of   Securities.   PFPC  Trust  shall  settle   purchased
            securities upon receipt of Oral Instructions or Written Instructions that specify:

            (i) the name of the issuer and the title of the securities, including CUSIP number if applicable;

            (ii) the number of units or the principal amount purchased and accrued interest, if any;

            (iii) the date of purchase and settlement;

            (iv)  the purchase price per unit;

            (v)   the total amount payable upon such purchase; and

            (vi) the name of the person from whom or the broker through whom the purchase was made. PFPC Trust shall upon receipt of securities purchased by or for the Investment Fund (or otherwise in accordance with standard market practice) pay out of the monies held for the account of the Investment Fund the total amount payable to the person from whom or the broker through whom the purchase was made, provided that the same conforms to the total amount payable as set forth in such Oral Instructions or Written Instructions.

      (k) Sales of Securities. PFPC Trust shall settle sold securities upon receipt of Oral Instructions or Written Instructions that specify:

            (i) the name of the issuer and the title of the security, including CUSIP number if applicable;

            (ii) the number of units or principal amount sold, and accrued interest, if any;

            (iii) the date of trade and settlement;

            (iv)  the sale price per unit;

            (v) the total amount payable to the Investment Fund upon such sale;

            (vi) the name of the broker through whom or the person to whom the sale was made; and

            (vii) the  location  to which the  security  must be  delivered  and delivery deadline, if any.

      PFPC Trust shall deliver the securities upon receipt of the total amount payable to the Investment Fund upon such sale, provided that the total amount payable is the same as was set forth in the Oral Instructions or Written Instructions. Notwithstanding anything to the contrary in this Agreement, PFPC Trust may accept payment in such form as is consistent with standard industry practice and may deliver securities and arrange for payment in accordance with the customs prevailing among dealers in securities.

      (l)   Reports; Proxy Materials.

            (i) PFPC Trust shall furnish to the Investment Fund the following reports:

                  (A) such periodic and special reports as the Investment Fund may reasonably request;

                  (B) a monthly statement summarizing all transactions and entries for the account of the Investment Fund, listing each portfolio security belonging to the Investment Fund (with the corresponding security identification number) held at the end of such month and stating the cash balance of the Investment Fund at the end of such month.

                  (C) the reports required to be furnished to the Investment Fund pursuant to the 1940 Act and the rules thereunder; and

                  (D) such other information as may be agreed upon from time to time between the Investment Fund and PFPC Trust.

            (ii) PFPC Trust shall transmit promptly to the Investment Fund any proxy statement, proxy material, notice of a call or conversion or similar communication received by it as custodian of the Property. PFPC Trust shall be under no other obligation to inform the Investment Fund as to such actions or events. For clarification, upon termination of this Agreement PFPC Trust shall have no responsibility to transmit such material or to inform the Investment Fund or any other person of such actions or events.

      (m) Crediting of Accounts. PFPC Trust may in its sole discretion credit the Account with respect to income, dividends, distributions, coupons, option premiums, other payments or similar items prior to PFPC Trust's actual receipt thereof, and in addition PFPC Trust may in its sole discretion credit or debit the assets in the Account on a contractual settlement date with respect to any sale, exchange or purchase applicable to the Account; provided that nothing herein or otherwise shall require PFPC Trust to make any advances or to credit any amounts until PFPC Trust's actual receipt thereof. If PFPC Trust credits the Account with respect to (a) income, dividends, distributions, coupons, option premiums, other payments or similar items on a contractual payment date or otherwise in advance of PFPC Trust's actual receipt of the amount due, (b) the proceeds of any sale or other disposition of assets on the contractual settlement date or otherwise in advance of PFPC Trust's actual receipt of the amount due or (c) provisional crediting of any amounts due, and (i) PFPC Trust is subsequently unable to collect full and final payment for the amounts so credited within a reasonable time period using reasonable efforts or (ii) pursuant to standard industry practice, law or regulation PFPC Trust is required to repay to a third party such amounts so credited, or if any Property has been incorrectly credited, PFPC Trust shall have the absolute right in its sole discretion without demand to reverse any such credit or payment, to debit or deduct the amount of such credit or payment from the Account, and to otherwise pursue recovery of any such amounts so credited from the Investment Fund. The Investment Fund hereby grants a first priority contractual possessory security interest in and a right of setoff against the assets maintained in the Account hereunder in the amount necessary to secure the return and payment to PFPC Trust of any advance or credit made by PFPC Trust (including charges related thereto) to such Account.

      (n) Collections. All collections of monies or other property in respect, or which are to become part, of the Property (but not the safekeeping thereof upon receipt by PFPC Trust) shall be at the sole risk of the Investment Fund. If payment is not received by PFPC Trust within a reasonable time after proper demands have been made, PFPC Trust shall notify the Investment Fund in writing, including copies of all demand letters, any written responses and memoranda of all oral responses and shall await instructions from the Investment Fund. PFPC Trust shall not be obliged to take legal action for collection unless and until reasonably indemnified to its satisfaction. PFPC Trust shall also notify the Investment Fund as soon as reasonably practicable whenever income due on securities is not collected in due course and shall provide the Investment Fund with periodic status reports of such income collected after a reasonable time.

      (o) Foreign Exchange. PFPC Trust and/or sub-custodians may enter into or arrange foreign exchange transactions (at such rates as they may consider appropriate) in order to facilitate transactions under this Agreement, and such entities and/or their affiliates may receive compensation in connection with such foreign exchange transactions.

15.   Duration and Termination.

      (a) This Agreement shall continue until terminated by the Investment Fund or PFPC Trust on sixty (60) days' prior written notice to the other party. In the event this Agreement is terminated (pending appointment of a successor to PFPC Trust or vote of the Shareholders of the Investment Fund to dissolve or to function without a custodian of its cash, securities or other Property), PFPC Trust shall not deliver cash, securities or other Property of the
            Investment Fund to any person other than the Investment Fund, provided that PFPC Trust, in the event the Investment Fund has not specified a substitute custodian prior to the date of termination, may deliver Property to a bank or trust company of PFPC Trust's choice, having aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than twenty million dollars ($20,000,000), as a custodian for the Investment Fund to be held under terms similar to those of this Agreement. PFPC Trust shall not be required to make any delivery or payment of assets upon termination until full payment shall have been made to PFPC Trust of all of its fees, compensation, costs and expenses (including without limitation fees and expenses associated with deconversion or conversion to another service provider and other trailing expenses incurred by PFPC Trust). PFPC Trust shall have a first priority contractual possessory security interest in and shall have a right of setoff against the Property as security for the payment of such fees, compensation, costs and expenses.

      (b) Either party will have the right to terminate this agreement forthwith and without penalty on written notice to the other party at any time if:

            (i) any party commits a material breach of this agreement and fails to take appropriate steps to remedy such breach within 30 days of being notified of such breach; or

            (ii) the other party is declared bankrupt, enters into a composition with creditors, obtains a suspension of payment, is put under court controlled management or is the subject of a similar measure.

      (c) PFPC Trust shall cooperate in all respects with any transfer of its functions hereunder to a successor service provider and in particular shall provide such successor service provider or the Investment Fund, as the Investment Fund shall direct, all records, whether in hard copy or electronic form, that PFPC has maintained pursuant to this Agreement. PFPC shall provide such post-termination assistance as the Investment Fund may reasonably request for a period of 180 days from the date of termination. PFPC shall be entitled to charge the Investment Fund for such assistance at its standard time and materials rate.

16. Notices. Notices shall be addressed (a) if to PFPC Trust at 8800 Tinicum Boulevard, 3rd Floor, Suite 200, Philadelphia, Pennsylvania 19153,
      Attention: [Sam Sparhawk]; (b) if to the Investment Fund, at Merrill Lynch Investment Managers, LLC, 800 Scudders Mill Road, Plainsboro, New Jersey 08536, Attn: Treasurer; or (c) if to neither of the foregoing, at such other address as shall have been provided by like notice to the sender of any such notice or other communication by the other party. If notice is sent by telegram, cable, telex or facsimile sending device, it shall be deemed to have been given upon confirmation of receipt. If notice is sent by first-class mail, it shall be deemed to have been given seven days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.



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


17. Amendments. This Agreement, or any term hereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

18. Delegation; Assignment. PFPC Trust may assign its rights and delegate its duties hereunder to any affiliate of PFPC Trust or of The PNC Financial Services Group, Inc., provided that PFPC Trust gives the Adviser and the Investment Fund thirty (30) days' prior written notice of such assignment or delegation.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

21.   Miscellaneous.

      (a) Entire Agreement. This Agreement embodies the entire agreement, and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

      (b) No Representations or Warranties. Except as expressly provided in this Agreement, PFPC Trust hereby disclaims all representations and warranties, express or implied, made to the Investment Fund or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing,



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


            custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC Trust disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.

      (c) No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Investment Fund and the Adviser agree not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC Trust hereunder without prior written notice to PFPC Trust, If PFPC does not object to such modifications or changes in policies within five business days of receiving notice thereof, it shall be deemed to have agreed to such changes.

      (d) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

      (e) Authority. Each party hereto represents that it has the legal power and authority to execute this Agreement and each party is in receipt of all requisite authorizations and consents (if any) necessary to enable it to execute and perform this Agreement.

      (f) Binding Agreement. Each party hereto represents that this Agreement, is enforceable against such party in accordance with its terms.

      (g) Information. The Investment Fund will provide such information and documentation as PFPC Trust may reasonably request in connection with services provided by PFPC Trust to the Investment Fund.



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


      (h) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

      (i) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

      (j) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      (k) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

      (l) Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Consistent with this requirement, PFPC Trust may request (or may have already requested) the Investment Fund's name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party's date of birth. PFPC Trust may also ask (and may have already asked) for additional identifying information, and PFPC Trust may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.


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



      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                                  PFPC TRUST COMPANY

                                                  By:___________________________

                                                  Title:________________________

                                                  MULTI-STRATEGY HEDGE ADVANTAGE

                                                  By:___________________________

                                                  Title:________________________


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